UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Datascope Corp.

(Name of Registrant as Specified In Its Charter)

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DATASCOPE CORP.
14 Philips Parkway
Montvale, New Jersey 07645

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
December 4, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Datascope Corp. (the “Corporation”) will be held at 11:00 a.m., local time, on December 4, 2007, at the JPMorganChase — Conference Center, 277 Park Avenue, 17th Floor, New York, New York 10017-2070, for the following purposes:

1. To elect two directors of the Corporation to hold office until the 2010 Annual Meeting of Shareholders and until the election and qualification of their respective successors; and

2. To transact such other business as may properly come before the meeting.

Only holders of record of the Corporation’s common stock at the close of business on October 24, 2007 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Such shareholders may vote in person or by proxy.

Shareholders who find it convenient are cordially invited to attend the annual meeting in person. If you are not able to do so and wish that your stock be voted, you are requested to fill in, sign, date and return the accompanying [     ] proxy in the enclosed envelope. No postage is required if mailed in the United States.

A group led by Starboard Value and Opportunity Master Fund Ltd. (“Starboard” and collectively, the “Ramius Group”) has notified the Board of Directors that it intends to nominate two individuals to the Board of Directors at the Annual Meeting of Shareholders. The Ramius Group may send you solicitation materials in order to solicit your votes to elect its opposing slate of nominees. For the reasons presented in the accompanying proxy statement, the Board of Directors believes that the election of the Ramius Group’s nominees are not in your best interests. We strongly urge you to vote for the nominees proposed by the Board of Directors using the enclosed [     ] proxy card and not to return any other proxy card you may receive from the opposing group.

By Order of the Board of Directors,

HENRY M. SCARAMELLI
Vice President, Finance and Chief Financial Officer

Dated: [  ], 2007

DATASCOPE CORP.
DATASCOPE CORP.
INFORMATION REGARDING THE PROXY CONTEST
Responses to the Solicitation by the Ramius Group
INFORMATION AS TO NOMINEES AND OTHER DIRECTORS
INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS
SECURITY OWNERSHIP OF MANAGEMENT
EXECUTIVE OFFICERS OF THE CORPORATION
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
PENSION BENEFITS
NON-EMPLOYEE DIRECTOR COMPENSATION
2007 Director Compensation Table
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review of Transactions with Related Persons
REPORT OF THE AUDIT COMMITTEE
Audit Committee Pre-Approval Policies and Procedures
OTHER BUSINESS
SHAREHOLDER PROPOSALS
ANNUAL REPORTS AND FINANCIAL STATEMENTS
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COST OF SOLICITATION

DATASCOPE CORP.
14 Philips Parkway
Montvale, New Jersey 07645

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Datascope Corp. (the “Corporation”) of proxies to be used at the Annual Meeting of Shareholders of the Corporation to be held at 11:00 a.m., local time, on December 4, 2007, at the JPMorganChase — Conference Center, 277 Park Avenue, 17th Floor, New York, New York 10017-2070, and at any adjournment or postponement thereof. The purposes of the Annual Meeting of Shareholders are:

1. To elect two directors of the Corporation to hold office until the 2010 Annual Meeting of Shareholders and until the election and qualification of their respective successors; and

2. To transact such other business as may properly come before the meeting.

If proxy cards in the accompanying form are properly executed and returned, the shares of common stock represented thereby will be voted as instructed on the proxy. If no instructions are given, such shares will be voted (i) for the election as directors of the nominees of the Board of Directors named below and (ii) in the discretion of the Proxies named in the proxy card on any other proposals to properly come before the meeting or any adjournment or postponement thereof. Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Corporation, or by the vote of a shareholder cast in person at the meeting. If a proxy is not returned, the shares represented by such proxy will not be voted.

We strongly urge you to vote only on the [     ] proxy card. The Board of Directors urges you NOT to sign any proxy card that may be sent to you by the Ramius Group. If you have already returned a proxy card to the Ramius Group, you may change any vote you have cast in favor of the Ramius Group nominees and vote in favor of the Board of Director’s nominees by marking, signing, dating and returning the enclosed [     ] proxy card. The properly executed proxy card you submit with the latest date will be honored.

The approximate date of mailing of this Proxy Statement is [          ], 2007.

VOTING

Holders of record of the Corporation’s common stock, par value $0.01 per share (“Common Stock”), on October 24, 2007 will be entitled to vote at the Annual Meeting of Shareholders or any adjournment or postponement thereof. As of that date, there were [     ] shares of Common Stock outstanding and entitled to vote. A majority of the outstanding shares of Common Stock represented at the Annual Meeting of Shareholders in person or by proxy will constitute a quorum for the transaction of business. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business; however, unreturned proxies are not counted for purposes of determining the presence or absence of a quorum. In a contested election of directors, broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but are not counted for purposes of determining the number of shares entitled to vote with respect to the particular proposal on which the broker has not expressly voted. Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the Annual Meeting of Shareholders, including the election of directors.

The two nominees receiving the highest number of affirmative votes cast at the Annual Meeting of Shareholders shall be elected as directors. Abstentions, broker non-votes and shares represented by unreturned proxies are not considered votes cast and will have no effect on the outcome of the matters scheduled to be considered at the Annual Meeting of Shareholders. The Board of Directors recommends a vote FOR each of the nominees for director named below.

INFORMATION REGARDING THE PROXY CONTEST

Interaction with the Ramius Group

On September 24, 2007, representatives of the Ramius Group participated in a conference call with Henry M. Scaramelli, Vice President, Finance and Chief Financial Officer of the Corporation, during which Mr. Scaramelli provided the Ramius Group representatives with information regarding the Corporation’s overall business strategy, business segments and the end markets it serves. The purpose of the conference call, as represented by the representatives of the Ramius Group, was to learn about the Corporation because the Ramius Group was considering making a significant investment in the Corporation’s common stock. During the conference call, the Ramius Group representatives did not voice any concerns regarding the current Board of Directors of the Corporation and made no mention of their intent to nominate new directors to the Board of Directors. The following day, the Ramius Group made its first purchase of the Corporation’s common stock, purchasing 1,000 shares through Starboard.

During the conference call, the Ramius Group requested a meeting with the Chief Executive Officer, and a meeting at the Corporation’s offices was subsequently scheduled for October 4, 2007. Management rescheduled the October 4th meeting with the Ramius Group to November 13, 2007 for the following reasons:

•	The Chief Executive Officer of the Corporation was focusing his time and efforts on overseeing the introduction of NetGuardTM and its presentation at two important conferences. NetGuardTM is a new patient monitoring system which the Corporation received approval from the Food and Drug Administration on September 26, 2007.

•	The Corporation believed that it was not appropriate to meet with a shareholder and discuss this important part of its business prospects prior to a conference call open to all shareholders that was scheduled for November 7, 2007.

On October 12, 2007, Starboard sent the Nominating and Corporate Governance Committee of the Corporation a letter notifying the Nominating and Corporate Governance Committee that Starboard intended to nominate two individuals to the Board of Directors of the Corporation. Starboard, then a shareholder of the Corporation for less than three weeks, had not previously communicated to the Corporation or its representatives any intention to nominate individuals to the Board of Directors of the Corporation.

On October 15, 2007, the Corporation’s Chief Executive Officer and outside counsel participated in a conference call with Starboard and notified Starboard that the Nominating and Corporate Governance Committee would be considering the Corporation’s response to Starboard’s nomination. On October 18, 2007, outside counsel to the Corporation informed Starboard that the Nominating and Corporate Governance Committee would hold a meeting on Monday October 22, 2007 to consider Starboard’s notice and would respond to Starboard shortly thereafter. Rather than waiting for the Nominating and Corporate Governance Committee’s response, on October 19, 2007 the Ramius Group filed a Preliminary Proxy Statement with the Securities and Exchange Commission soliciting proxies to elect two individuals to the Board of Directors of the Corporation.

Responses to the Solicitation by the Ramius Group

The Board of Directors strongly believes that the election of the nominees proposed by the Ramius Group in place of the Board of Directors’ nominees for director is not in the best interests of the shareholders of the Corporation. William L. Asmundson and James J. Loughlin, who are the Board of Directors’ nominees, are both outside directors who have considerable experience and intimate knowledge of the Corporation through their continued service with the Board of Directors. They also occupy important leadership positions on the Board of Directors. Mr. Loughlin is chairperson of the Audit Committee, is a financial expert as defined under applicable Securities and Exchange Commission rules and is also a member of the Compensation Committee. With an extensive career in the accounting industry, Mr. Loughlin is highly qualified to serve as chairperson of the Audit Committee. Mr. Asmundson serves as the Corporation’s Liaison Director and, in such capacity, presides over executive sessions and meetings of the independent directors, coordinates the activities of the independent directors and acts as an intermediary between the Board of Directors and management. The position of Liaison Director was designed to ensure that any concerns of the independent directors are given consideration by the Board of Directors and addressed by management and, therefore, fulfills the role of a non-executive chairman of the Board of Directors. The Board of Directors believes that the election of Mr. Asmundson and Mr. Loughlin will further the best interests of the shareholders of the Corporation, as opposed to the election of the nominees proposed by the Ramius Group, which has been a shareholder of the Corporation for less than two months.

As chairperson of the Audit Committee, Mr. Loughlin was instrumental in investigating the Ethics Line complaints that were reported in the fourth quarter of calendar 2006 through February 2007. These anonymous complaints made a variety of allegations relating to the Chief Executive Officer and other members of management. To ensure that the investigation of the complaints was thorough and unbiased, Mr. Loughlin directed that independent counsel and independent forensic accountants be engaged by the Audit Committee to conduct the investigation. Based on the results of this independent investigation, the Audit Committee concluded that there was no evidence to support the allegations made in the reports and determined that other matters raised in the course of the investigation were without merit. In its solicitation, the Ramius Group suggests that their nominees should be elected because these complaints indicate poor corporate governance. To the contrary, the oversight of the resolution of the complaints by an Audit Committee comprised of independent directors and the investigation of the complaints by independent counsel and independent forensic accountants demonstrate superb corporate governance practices.

The Board of Directors, comprised of a majority of independent directors, maintains a long-standing and active Nominating and Corporate Governance Committee that is responsible for maintaining a set of effective corporate governance policies and procedures of the Corporation. The Board of Directors believes that these corporate governance policies and procedures are and have consistently been in the forefront of good governance practices for public companies of its size. A testament to the forward thinking of the Corporation’s corporate governance practices is its long standing insistence on the independence of its external advisors. To this end, the Audit Committee adopted stringent practices to ensure the independence of its independent registered public accounting firm years before such practices were required by federal law. The Compensation Committee has also adopted similar standards regarding independence for its consultants as are applicable to the Corporation’s independent registered public accounting firm.

Despite the Corporation’s long history of exemplary corporate governance practices, in an attempt to support its solicitation, the Ramius Group alleges that the Corporation’s governance practices are not standard and serve no beneficial purpose. To the contrary, the Board of Directors strongly believes that its corporate governance practices greatly benefit its shareholders and are commonly practiced by public companies, and as evidence of such belief each of the examples given by the Ramius Group of the Corporation’s corporate governance practices are discussed below.

First, the Ramius Group cites two “anti-takeover defenses,” the ability to issue “blank check” preferred stock and the Corporation’s rights plan. The ability of the Corporation to issue “blank check” preferred stock functions primarily as a means to effect financings and acquisitions for the Corporation. Since The Nasdaq Stock Market, Inc. requires a substantial issuance of common stock or preferred stock convertible into common stock of a company to be approved by the company’s shareholders, the Board of Directors does not believe that the ability to issue “blank check” preferred stock is any more an anti-takeover mechanism than the ability of a Corporation to issue common stock. Furthermore, the Corporation’s shareholders approved the ability of the Corporation to issue “blank check” preferred stock in 1991. The Shareholder Rights Plan of the Corporation was adopted 16 years ago, in 1991, and was intended to enhance the ability of the Board of Directors to evaluate and respond to unsolicited takeover attempts in a manner which maximizes shareholder value.

Second, regarding the practice of combining the positions of Chairman of the Board of Directors and Chief Executive Officer, as discussed above, the ability of our independent directors in overseeing the Corporation has been enhanced by the Board of Directors’ creation of the position of Liaison Director, held by Mr. Asmundson, who performs many of the leadership functions typically performed by an independent chairman.

Third, the requirement that special meetings of shareholders may only be called by the shareholders to the extent they hold 50.1% of the outstanding voting shares of the Corporation gives the shareholders of the Corporation substantially greater rights than those held by the shareholders of a majority of public companies. In fact, according to a 2007 survey, 53.5% of 3,138 surveyed companies do not permit their shareholders to call special meetings.

Finally, the ability of the Board of Directors to add directors without shareholder approval is intended to allow the Board of Directors the ability to recruit talented directors during the periods between the annual meetings of shareholders. The process of identifying and interviewing individuals, and recommending such individuals to the Board of Directors to become a director, is carried out by the Nominating and Corporate Governance Committee, which is comprised entirely of independent directors.

For the foregoing reasons, the Board of Directors urges you to vote for its nominees for election to the Board of Directors.

ITEM 1.	ELECTION OF DIRECTORS

Two directors are to be elected at the Annual Meeting of Shareholders. The Board of Directors has recommended the persons named in the table below as nominees for election as directors. All such persons are presently directors of the Corporation. Unless otherwise specified in the accompanying proxy, the shares voted pursuant to it will be voted for the persons named below as nominees for election as directors. If, for any reason, at the time of the election any of the nominees should be unable or unwilling to accept election, it is intended that such proxy will be voted for the election, in such nominee’s place, of a substitute nominee recommended by the Board of Directors. However, the Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director.

INFORMATION AS TO NOMINEES AND OTHER DIRECTORS

The following information is supplied with respect to the nominees for election as directors of the Corporation in Class I, and for the directors in Classes II and III whose terms expire at the Annual Meeting of Shareholders occurring in 2008 and 2009, respectively, and until the election and qualification of their respective successors. Unless otherwise indicated below, each director has had the principal occupation(s) indicated on the table for five years or more.

NOMINEES FOR DIRECTOR

CLASS I
(If elected, each director will hold office until the 2010 Annual Meeting of Shareholders.)

		Principal
		Occupation or	Has Been a Director of the
Name of Director	Age	Employment	Corporation During

William L. Asmundson	70	Director(1)	1969 to 2000 2001 to present
James J. Loughlin	64	Director(2)	2004 to present

(1)	Mr. Asmundson has served as general partner of L-R Global Partners, L.P. since April 2006. Mr. Asmundson served as Vice Chairman of Rockefeller & Co., Inc. from January 2001 until his retirement in September 2001. He served as Chief Investment Officer of Rockefeller & Co., Inc. from September 2000 to December 2000 and as President and Chief Executive Officer of Rockefeller & Co., Inc. from November 1998 to December 2000.

(2)	Mr. Loughlin served nearly 40 years with KPMG LLP until his retirement in 2003. From 1995 to 2003, Mr. Loughlin served as a Global Lead Partner in KPMG’s Healthcare Practice. Mr. Loughlin also served as a member of the Board of Directors of KPMG and as chairman of the Pension and Investment Committee of the KPMG Board from 1995 to 2000. He served as a non-Board member of the Pension and Investment Committee thereafter until 2003. Mr. Loughlin is also a member of the Board of Directors of Celgene Corporation and Alfacell Corporation.

DIRECTORS WHOSE TERM OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING

CLASS II
(Term expires at the 2008 Annual Meeting of Shareholders.)

		Principal Occupation	Has Been a Director of the
Name of Nominee	Age	or Employment	Corporation During

Alan B. Abramson	61	Attorney(3)	1996 to present
David Altschiller	66	Chief Executive Officer of Altschiller Assoc., LLC(4)	1982 to present
William W. Wyman	69	Independent Management Consultant(5)	2005 to present

(3)	Mr. Abramson has served as President of Abramson Brothers, Inc. since 1972.

(4)	Mr. Altschiller has served as a consultant to the Corporation since 1998. Mr. Altschiller has been the Chief Executive Officer of Altschiller Assoc., LLC since January 2001.

(5)	Mr. Wyman has served as an independent management consultant since 1995. Mr. Wyman was a founding partner in the consulting firm, Oliver, Wyman & Company, where he served from 1984 to 1995. Previously, he served as President of the Management Consulting Group at Booz, Allen & Hamilton in a career that began there in 1965.

CLASS III
(Term expires at the 2009 Annual Meeting of Shareholders.)

		Principal Occupation	Has Been a Director of the
Name of Director	Age	or Employment	Corporation During

Lawrence Saper	79	Chairman of the Board and Chief Executive Officer of the Corporation	1964 to present
Robert E. Klatell	61	Chief Executive Officer of DICOM Group plc(6)	2003 to present

(6)	Mr. Klatell has served as Chief Executive Officer of DICOM Group plc since December 2005. Mr. Klatell served as Executive Vice President of Arrow Electronics, Inc. from July 1995 until December 2003 and served on the Board of Directors of Arrow Electronics, Inc. from May 1989 to December 2003. Mr. Klatell is also Chairman of the Board of Directors of TTM Technologies, Inc.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

During the fiscal year ended June 30, 2007, the Board of Directors held six meetings. Each of the directors attended 75% or more of the aggregate number of meetings of the Board of Directors and committees on which he served. Directors are encouraged to attend the Annual Meeting of Shareholders, and five members of the Board of Directors attended the Annual Meeting of Shareholders in 2006.

The Board of Directors has an audit committee (the “Audit Committee”) consisting of Messrs. Klatell, Loughlin and Wyman. Each of the members of the Audit Committee is “independent” as defined under the National Association of Securities Dealers, Inc.’s listing standards. The primary functions of the Audit Committee are to monitor the quality and integrity of the audits of the Corporation’s financial statements, to monitor the financial reporting process and systems of internal controls regarding finance, accounting and legal and regulatory compliance, to monitor the independence, qualification and performance of the Corporation’s independent registered public accounting firm and to provide an avenue of communication between the independent registered public accounting firm, management and the Board of Directors. The Audit Committee held fifteen meetings during fiscal year 2007. The Board of Directors has determined that Mr. Loughlin is a financial expert and independent as defined under applicable Securities and Exchange Commission rules.

The Board of Directors has a compensation committee (the “Compensation Committee”) consisting of Messrs. Abramson, Klatell and Loughlin. Each of the members of the Compensation Committee is “independent” as defined under applicable National Association of Securities Dealers, Inc.’s listing standards. The primary responsibilities of the Compensation Committee are to discharge the Board of Directors’ responsibilities relating to compensation of executive officers, to produce an annual report on executive compensation for inclusion in the Corporation’s proxy statement and to oversee, review and advise the Board of Directors on the adoption of policies that govern the Corporation’s compensation, equity and employee benefit plans and programs. The Compensation Committee held four meetings during fiscal year 2007.

The Board of Directors has a nominations and corporate governance committee (the “Nominating Committee”) consisting of Messrs. Abramson, Klatell and Wyman. Each of the members of the Nominating Committee is “independent” as defined under applicable National Association of Securities Dealers, Inc.’s listing standards. The primary objectives of the Nominating Committee are to develop and recommend to the Board of Directors a set of effective corporate governance policies and procedures applicable to the Board of Directors, to identify individuals qualified to become members of the Board of Directors and its committees and to recommend to the Board of Directors the nominees to stand for election as directors and to review and recommend compensation of the members of the Board of Directors and its committees. The Nominating Committee recommends candidates based on their business experience, diversity and personal skills in technology, finance, marketing, financial reporting and other areas that are expected to contribute to an effective Board of Directors. The Nominating Committee employs several methods to identify candidates, which include obtaining recommendations for candidates from members of the Board of Directors and management. The Nominating Committee held three meetings during fiscal year 2007. The Nominating Committee will consider stockholder recommendations for director sent to the Nominating Committee, Datascope Corp., 14 Philips Parkway, Montvale, New Jersey 07645, Attention: Secretary. Any recommendation from a stockholder should include the name, background and qualifications of such candidate and should be accompanied by evidence of such stockholder’s ownership of the Corporation’s common stock.

The charters of the Audit Committee, the Compensation Committee and the Nominating Committee are posted on the Corporation’s website at www.datascope.com. The Business Conduct Policy Guide of the Corporation, which covers all employees of the Corporation, is also posted on the Corporation’s website.

Shareholders who wish to contact an individual director, the Board of Directors or a committee of the Board of Directors should send their correspondence to Datascope Corp., 14 Philips Parkway, Montvale, New Jersey 07645, Attention: Board of Directors. Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Corporation will initially receive and process communications before forwarding them to the addressee. The Corporation generally will not forward to the directors a shareholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic or that requests general information about the Corporation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Corporation’s directors and executive officers and persons who beneficially own more than 10% of a registered class of the Corporation’s equity securities (“Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission on a timely basis. Reporting Persons are required to furnish the Corporation with copies of all such forms that they file. Based solely on its review of such forms, the Corporation believes that all filing requirements applicable to Reporting Persons during and with respect to fiscal year 2007 were complied with on a timely basis other than as follows. Due to an administrative error, installments of deferred compensation payable in shares of common stock to David Altschiller, a member of the Board of Directors, were not timely distributed to Mr. Altschiller during fiscal years 2005 through 2007 and were therefore reported on a Form 4 subsequent to the distribution of such shares.

SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

The following table provides information as to each person who is known to the Corporation to be the beneficial owner of more than 5% of the Corporation’s voting securities as of October 1, 2007 (unless otherwise indicated):

	Amount and Nature
	of Beneficial		Percent of
Name and Address of Beneficial Owner (1)	Ownership(1)		Common Stock(2)

Lawrence Saper	2,869,453	(3)	18.1%
Datascope Corp. 14 Philips Parkway Montvale, New Jersey 07645
AXA	1,206,152	(4)	7.9%
25 Avenue Matignon 75008 Paris, France
Private Capital Management, L.P.	1,026,076	(5)	6.7%
8889 Pelican Bay Blvd. Suite 500 Naples, Florida 34108
Barclays Global Investors, NA	981,984	(6)	6.4%
45 Fremont Street San Francisco, CA 94105

(1)	This table identifies persons having sole voting and investment power with respect to the shares set forth opposite their names as of October 1, 2007, except as otherwise disclosed in the footnotes to the table, according to information publicly filed or furnished to the Corporation by each of them.

(2)	Shares beneficially owned, as recorded in this table, expressed as a percentage of the shares of Common Stock of the Corporation outstanding as of October 1, 2007. For purposes of calculating Mr. Saper’s beneficial ownership, any shares issuable pursuant to options exercisable within 60 days of October 1, 2007 are deemed to be outstanding.

(3)	Includes (i) 33,153 shares owned by trusts created by Mr. Saper for his children and (ii) 3,150 shares owned by Mr. Saper’s wife. Also includes an option owned by Mr. Saper to purchase 500,000 shares of Common Stock, which is currently exercisable. Also includes 2,000,000 shares that Mr. Saper contributed to a grantor retained annuity trust called the Saper-A Investment Trust (the “Trust”) on July 11, 2006. Mr. Saper is entitled to a distribution of 709,089 shares from the Trust as an annuity payment as of July 10, 2007. Mr. Saper is the trustee of the Trust.

(4)	AXA is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended. AXA has shared investment power with respect to 1,206,152 shares of Common Stock, sole voting power with respect to 722,825 shares of Common Stock, shared voting power with respect to 11,925 shares of Common Stock and no voting power with respect to 471,402 shares of Common Stock. The information set forth herein was obtained from the Schedule 13F filed by AXA on August 14, 2007.

(5)	Private Capital Management, L.P. (“PCM”) is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended. PCM has shared investment with respect to 1,026,076 shares of Common Stock, sole voting power with respect to 41,500 shares of Common Stock and shared voting power with respect to 984,576 shares of Common Stock. The information set forth herein was obtained from the Schedule 13F filed by PCM on August 14, 2007.

(6)	Barclays Global Investors, NA (“Barclays”) is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended. Barclays has shared investment power with respect to 981,984 shares of Common Stock, sole voting power with respect to 898,178 shares of Common Stock and no voting power with respect to 83,806 shares of Common Stock. The information set forth herein was obtained from the Schedule 13F filed by Barclays on August 9, 2007.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of Common Stock beneficially owned by the Corporation’s directors, the executive officers identified in the summary compensation table below (excluding Mr. Saper, whose holdings are shown in the preceding table) and all directors and executive officers as a group (including Mr. Saper) as of October 1, 2007:

	Amount and Nature		Percent of
	Beneficial of		Common
Name of Beneficial Owner(1)	Ownership		Stock(2)

Alan B. Abramson	24,454	(3)	*
David Altschiller	17,310	(4)	*
William L. Asmundson	49,907	(5)	*
Robert O. Cathcart	54,690	(6)
David A. Gibson	37,750	(7)	*
Scott D. Kantor	0		*
Robert E. Klatell	15,000	(8)	*
Antonino Laudani	70,400	(9)	*
James J. Loughlin	11,000	(10)	*
Henry M. Scaramelli	29,700	(11)	*
William W. Wyman	6,954	(12)	*
All executive officers and directors as a group (consisting of 16 individuals)	3,344,467	(13)	20.6%

*	Represents less than 1% of the shares of Common Stock of the Corporation outstanding as of October 1, 2007.

(1)	This table identifies persons having sole voting and investment power with respect to the shares set forth opposite their names, except as otherwise disclosed in the footnotes to the table, according to information furnished to the Corporation by each of them.

(2)	Shares beneficially owned, as recorded in this table, expressed as a percentage of the shares of the Common Stock of the Corporation outstanding as of October 1, 2007. For the purpose of calculating each person’s beneficial ownership, any shares issuable pursuant to options exercisable within 60 days of October 1, 2007 are deemed to be beneficially owned by, and outstanding with respect to, such person. An option is considered to be exercisable within 60 days of October 1, 2007 if the option has vested or will vest within such period, even though by October 1, 2007 the threshold price, which, depending on the option, may be a condition for exercisability, may not have been reached.

(3)	Consists of 22,500 shares which are issuable pursuant to currently exercisable options and 1,954 shares of restricted stock issued on January 1, 2007. The restricted shares vest on the one year anniversary of the grant date.

(4)	Includes 15,000 shares which are issuable pursuant to currently exercisable options.

(5)	Includes 27,500 shares which are issuable pursuant to currently exercisable options and 5,000 shares owned by his wife.

(6)	Includes 54,000 shares which are issuable pursuant to currently exercisable options.

(7)	Consists of 37,750 shares which are issuable pursuant to currently exercisable options.

(8)	Consists of 15,000 shares which are issuable pursuant to currently exercisable options.

(9)	Consists of 40,400 shares which are issuable pursuant to currently exercisable options and 30,000 shares of restricted stock granted on August 22, 2007. The restricted stock vests in 4 equal annual installments of 25% on the anniversary of the grant date.

(10)	Includes 10,000 shares which are issuable pursuant to currently exercisable options.

(11)	Consists of 19,700 shares which are issuable pursuant to currently exercisable options and 10,000 shares of restricted stock granted on August 22, 2007. The restricted stock vests in 4 equal annual installments of 25% on the anniversary of the grant date.

(12)	Consists of 5,000 shares which are issuable pursuant to currently exercisable options and 1,954 shares of restricted stock issued on January 1, 2007. The restricted shares vest on the one year anniversary of the grant date.

(13)	Includes 889,150 shares which are issuable pursuant to currently exercisable options.

EXECUTIVE OFFICERS OF THE CORPORATION

The following table sets forth the names, ages and all positions and offices held by the Corporation’s present executive officers. Unless otherwise indicated below, each person has held the office indicated for more than five years:

Name	Age	Positions and Offices Presently Held

Lawrence Saper	79	Chairman of the Board of Directors and Chief Executive Officer
Henry M. Scaramelli	54	Vice President, Finance and Chief Financial Officer (1)
Fred Adelman	54	Vice President, Chief Accounting Officer (2)
Nicholas E. Barker	49	Vice President, Corporate Design (3)
Robert O. Cathcart	47	Vice President; President, Interventional Products Division (4)
James L. Cooper	56	Vice President, Human Resources (5)
David A. Gibson	38	Vice President; President, Patient Monitoring and Technology Services Division (6)
Timothy J. Krauskopf	46	Vice President, Regulatory and Clinical Affairs (7)
Antonino Laudani	48	Vice President and Chief Operating Officer (8)
Boris Leschinsky	42	Vice President, Technology (9)

(1)	Mr. Scaramelli has been employed by the Corporation as Vice President, Finance and Chief Financial Officer since August 2007. From September 2003 to August 2007, Mr. Scaramelli served as Vice President, Corporate Controller and also served as Acting Chief Financial Officer from April 2007 to August 2007. From June 2004 to the present, Mr. Scaramelli served as Acting Vice President of Finance for the Interventional Products Division and InterVascular, Inc. From July 2002 to August 2003, Mr. Scaramelli served as Group Vice President, Finance for the Cardiac Assist Division and InterVascular, Inc. From October 1996 to June 2002, Mr. Scaramelli served as Vice President, Finance for the Cardiac Assist Division.

(2)	Mr. Adelman has been employed by the Corporation as Vice President, Chief Accounting Officer since July 2002. From October 1999 to June 2002, he served as Corporate Controller. From July 1983 to October 1999, Mr. Adelman was employed by the Corporation as Director of Corporate Accounting.

(3)	Mr. Barker has been employed by the Corporation as Vice President, Corporate Design since December 1997.

(4)	Mr. Cathcart has been employed by the Corporation as Vice President; President, Interventional Products Division since May 2005. From November 2004 to April 2005, he served as Vice President; President, Interventional Products/InterVascular Group. From July 2004 to October 2004, Mr. Cathcart served as Group Vice President of Sales for Cardiac Assist, InterVascular and Interventional Products. From October 2001 to June 2004, Mr. Cathcart served as Vice President Sales for Cardiac Assist Division. Prior to joining the Corporation, Mr. Cathcart served as Vice President of Sales for Promedix/SpecialtyMD, from December 1999 to January 2001.

(5)	Mr. Cooper has been employed by the Corporation as Vice President, Human Resources since January 1998.

(6)	Mr. Gibson has been employed by the Corporation as Vice President; President, Patient Monitoring and Technology Services Division since January 2005. From January 2003 to December 2004, Mr. Gibson served as

Vice President, Service. Prior to joining the Corporation, Mr. Gibson served as Vice President, Repair Operations and Regional Service Manager with General Electric Medical Systems from July 1996 to September 2002.

(7)	Mr. Krauskopf has been employed by the Corporation as Vice President, Regulatory and Clinical Affairs since February 2006. Prior to joining the Corporation, he served as Senior Vice President for Regulatory and Clinical Affairs for CardiacAssist, Inc. from March 2002 to December 2005. Mr. Krauskopf served as Vice President, Regulatory and Clinical Affairs for Cytyc Corporation from June 2000 to January 2002.

(8)	Mr. Laudani has been employed by the Corporation as Vice President and Chief Operating Officer since October 21, 2007. He served as Vice President; Group President, Cardiac Assist and InterVascular from June 2007 to October 2007, and President, InterVascular, Inc. since February 2005. From January 2005 to April 2005, he was Group Vice President of Sales for Cardiac Assist, InterVascular and Interventional Products for Europe, the Middle East and Africa (“EMEA”). Mr. Laudani has retained these responsibilities in his current role and, effective September 2006, is responsible for sales of Patient Monitoring products for EMEA. From May 2002 to December 2004, Mr. Laudani served as Vice President, Cardiac Assist Sales for EMEA. Prior to joining the Corporation, Mr. Laudani was an independent consultant from February 2002 to April 2002. Mr. Laudani served as Vice President Marketing for Tyco Healthcare for EMEA from June 1999 to January 2002. In this position, Mr. Laudani was also in charge of R&D and non-hospital product sales for EMEA.

(9)	Mr. Leschinsky has been employed by the Corporation as Vice President, Technology since July 2005. From August 1990 until June 2005, he served in various engineering positions in the R&D Department of the Cardiac Assist Division.

EXECUTIVE COMPENSATION

The Compensation Committee

Alan Abramson, Robert Klatell and James Loughlin are the members of the Compensation Committee. Mr. Abramson, who has served on the Compensation Committee for eleven years, is the chairperson of the committee. Each member of the Compensation Committee is an independent director as defined under applicable National Association of Securities Dealers, Inc.’s listing standards as well as the charter of the Compensation Committee. The Compensation Committee is appointed by the Board of Directors and is governed by a written charter adopted by the Board of Directors. A copy of the charter is available on the Corporation’s website at www.datascope.com.

The primary responsibility of the Compensation Committee is to review, approve and administer the Corporation’s compensation programs and to review and approve the compensation of the executive officers of the Corporation, including base salary, annual cash bonus, long-term cash incentives, equity-based incentive compensation, change-in-control benefits, perquisites and general benefits.

As set forth in its charter, the Compensation Committee determines which employees are “executive officers” whose compensation is subject to its review and approval. The Compensation Committee has determined that the “executive officers” for this purpose are the Chief Executive Officer (the “CEO”), each of the CEO’s direct reports and the head of each division. All of the named executive officers are “executive officers” as determined by the Compensation Committee. In addition, the Compensation Committee also reviews the compensation of Adam Saper, Director of Business Development, Patient Monitoring Division, who is the son of Lawrence Saper, the CEO.

The Compensation Committee Process

The Corporation’s compensation process for executive officers involves both the Compensation Committee and certain members of senior management, principally the CEO, the Chief Financial Officer, and the Vice President, Human Resources. These members of management principally assist the Compensation Committee in establishing business performance targets and objectives, evaluating the performance of employees and recommending salary levels, cash incentive awards and equity awards for executive officers. They present the Compensation Committee with historical breakdowns of the components of compensation for each executive officer, as well as the total compensation earned, and make recommendations for each executive officer’s overall compensation package for the following fiscal year. The CEO provides an evaluation of the performance of the senior executive officers, including the named executive officers but excluding himself. The Compensation Committee reviews the recommendations of the CEO carefully in light of his working relationship with the other executives and knowledge of their contributions to and goals for continuing achievement with the Corporation. In evaluating the performance of the executive officers, the Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria and may accord different weight at different times to different factors for each executive officer.

Pursuant to the charter of the Compensation Committee, the Compensation Committee has the authority to select and retain consultants. The Compensation Committee engaged Pearl Meyer & Partners (“PM&P”), an independent consulting firm, as its compensation consultant beginning in 2006 to assist the Compensation Committee in considering future executive compensation. Under the terms of its engagement, PM&P reports to and may only accept assignments approved by the Compensation Committee. The Compensation Committee engaged PM&P to identify specific peer groups of companies, to provide research regarding compensation programs and compensation levels among the companies in the peer groups, to perform market benchmarking compensation studies, to assist the Compensation Committee in evaluating the design of the compensation programs and to provide ongoing advice with respect to the compensation programs for the executive officers and non-employee directors. At the direction of the Compensation Committee, PM&P meets with management to receive and review the information received from management.

The Compensation Committee’s process for determining compensation for the executive officers generally begins with management presenting to the Compensation Committee its compensation proposal. The Compensation Committee evaluates the proposal in light of the information provided by PM&P and may discuss the proposal with PM&P to obtain its input. If the proposal is acceptable to the Compensation Committee it will then approve it, with such adjustments to the terms of the proposal to the extent the Compensation Committee deems advisable. If applicable, the Compensation Committee will then submit the proposal, as so adjusted with any changes deemed advisable by the Compensation Committee, to the Board of Directors and, if required or advisable, to shareholders of the Corporation for their approval.

The Compensation Committee meets as often as needed to perform its responsibilities. In fiscal year 2007, the Compensation Committee held five meetings. The Compensation Committee communicates with management to develop the meeting agenda in advance of each meeting and members of management are often invited by the Compensation Committee to participate in meetings. The Compensation Committee also meets with Dechert LLP, outside counsel to the Corporation, and PM&P. The Compensation Committee periodically meets in executive sessions without management.

Although many compensation decisions are made in the first quarter of the fiscal year, the compensation planning process continues throughout the year. Business planning, evaluation of management performance and of compensation programs, consideration of the business environment and monitoring of compensation programs offered by comparable companies and companies in our industry are performed throughout the fiscal year.

Information Provided by Compensation Consultants

The Compensation Committee, together with PM&P, periodically reviews benchmarking data with regard to its executive officer positions and annually reviews such data with regard to the compensation of its CEO. The Compensation Committee considers the competitiveness of our overall compensation arrangements in relation to a peer group of comparable medical device companies identified by PM&P. The Compensation Committee reviews compensation levels for our named executive officers, including the CEO, compared to executive compensation levels at the peer group companies. The Compensation Committee, with the assistance of PM&P, regularly reviews the composition of the peer group. During fiscal year 2007, the peer group consisted of the following companies:

•	Arrow International, Inc.

•	ArthroCare Corporation

•	Biomet, Inc.

•	Biosite Incorporated (this company has since been acquired)

•	C.R. Bard, Inc.

•	CONMED Corporation

•	Haemonetics Corporation

•	Integra LifeSciences Holdings

•	Mentor Corporation

•	Thoratec Corporation

•	Viasys Healthcare Inc.

•	Wright Medical Group, Inc.

These peer companies have been selected to represent the Corporation’s competitive market based on their industry focus, business mix, sales size and number of employees. Although some larger direct competitors have been included, the Corporation is comparable in sales size with the peer group median.

PM&P has also provided the Compensation Committee with reports regarding two supplemental reference groups: (1) a “comparator” group of general industry companies that are similar to the Corporation in terms of sales and market capitalization; and (2) a group of companies in which the founding CEO holds at least 5% of the beneficial ownership of the company’s equity and that are similar to the Corporation in terms of sales and market capitalization (“CEO Founders Data”).

While the Compensation Committee reviews data pertaining to the above-described peer group, the Compensation Committee recognizes the difficulty in choosing a group of publicly-traded companies that has market capitalization, size and business mix that all closely match that of the Corporation. Therefore, while the Compensation Committee reviews data pertaining to our identified peer group, the Compensation Committee does not believe that it is appropriate to establish compensation levels primarily based on benchmarking. The Compensation Committee does not target a certain percentile or the median for each compensation element shown in our peer group, but rather considers the total compensation of our named executive officers. Nonetheless, the Compensation Committee recognizes that our compensation practices must be competitive in the marketplace to attract and retain highly qualified key executive officers. Therefore, this marketplace information is one of the many factors that the Compensation Committee considers in assessing the reasonableness of compensation. In addition to compensation data for its peer group, the Compensation Committee also considers compensation survey data, individual performance, CEO Founders Data (especially with respect to long-term compensation), data from the comparator group, compensation data for executives at larger competitors in the medical devices industry, year-to-year financial and stock performance, progress towards strategic objectives of the Corporation and the individual’s compensation levels relative to that of other executives of the Corporation. With regard to the compensation level of our CEO, the Compensation Committee also considers the unique contributions of a founding CEO, his status as a founder and his holdings of common shares of the Corporation.

Compensation Discussion and Analysis

Compensation Objectives

The objective of the Compensation Committee in setting the Corporation’s compensation policy is to provide compensation packages that will allow the Corporation to:

•	attract, motivate and retain highly qualified executive officers;

•	align the financial interests of each executive officer with the interests of the shareholders by focusing on annual and long-term performance factors that drive shareholder value;

•	reward executive officers for attaining desired levels of profit and shareholder value; and

•	reinforce each executive officer’s stake in the Corporation’s long-term performance and success.

What Our Compensation Program is Designed to Reward

Overall, the compensation program is designed to reward individual, divisional and Corporation short-term and long-term performance. A portion of the compensation opportunity for the executive officers is comprised of a combination of annual cash bonuses, which reward annual executive, divisional and Corporation performance, and long-term cash incentives and, in certain cases, restricted stock awards, which rewards long-term growth in Corporation net earnings performance. The Compensation Committee believes that by weighting total compensation in favor of the performance-based components of the total compensation program, the Compensation Committee appropriately rewards individual achievement while at the same time providing incentives to promote Corporation performance (see “Compensation of the CEO” below for a discussion of the weighting of CEO compensation). Because the Committee has established aggressive targets for its bonus program, bonuses have been small in recent years and a significant portion of compensation has been in the form of salary.

The Compensation Committee does not use fixed percentages to determine the mix of base salary, bonus and long-term incentive components. Instead, it sets cash compensation, including base salaries at levels that are competitive with peer group companies and with the medical device industry. The Compensation Committee then offers bonus opportunities and long-term incentives based on factors such as the individual’s position and responsibilities, specific divisional and performance goals tied to the individual’s position and the historic compensation of executive officers in the Corporation.

In recent years, the Compensation Committee has made two significant changes to its compensation philosophy. First, the Compensation Committee, after consultation with senior management, determined that those members of management who have the ability to have the most meaningful impact on the Corporation’s operations and growth should participate in incentive programs. This change was effected in order to provide meaningful potential incentives while assuring that the appropriate portion of earnings is retained for the benefit of the Corporation and shareholders. To this end, the breadth of employee participation in the Corporation’s incentive programs was reduced (though the participation of the executive officers in these programs was not significantly affected). Second, the Compensation Committee has reduced the number and size of stock option awards in favor of cash bonuses and restricted stock grants. For many years, stock options were the principal form of long-term incentives awarded to employees. The Compensation Committee has concluded that stock options are not currently an effective method of promoting long-term equity ownership in the Corporation because option holders have tended to sell the shares underlying the options immediately upon exercise. Recent accounting changes also require the cost of stock options to be expensed, decreasing the relative accounting benefits of stock options as compared to restricted stock awards. In addition, the Corporation believes that it can achieve the same benefits by granting fewer restricted shares than options, thereby reducing the dilution of the shareholders.

Elements of Executive Compensation

The compensation program for executive officers consists of the following elements of compensation, each described in greater depth below:

•	base salaries;

•	annual cash bonuses;

•	long-term cash incentives;

•	equity-based incentive compensation;

•	change-in-control benefits;

•	perquisites; and

•	general benefits.

As noted above, a significant portion of executive compensation is determined based on the Compensation Committee’s evaluation of the Corporation’s and each executive officer’s annual and long-term performance. The Corporation provides few personal benefits to executive officers, such as a monthly allowance for automobile expenses or a company-leased automobile. The Corporation also provides change in control benefits as a recruitment and retention mechanism. Finally, U.S. executive officers are eligible to participate in the Corporation’s 401(k) savings plan, health and benefit plans, and are entitled to vacation and paid time off based on the Corporation’s vacation policies.

Base Salary

Base salaries are a critical element of executive compensation because they are essential to recruiting and retaining qualified employees and provide executive officers with a base level of monthly income. Base salaries are initially set by the Compensation Committee with management’s input. In determining base salary levels, the Compensation Committee considers the executive officer’s position with the Corporation, his or her qualifications and experience, past performance, scope of responsibilities, goals and objectives set for the executive officer and whether or not the base salary would be tax deductible. The Compensation Committee also considers salary levels for similar positions at comparable companies. With regard to hiring executive officers, the Corporation competes with many companies that are significantly larger in size and with greater resources, and, therefore, the Compensation Committee seeks to offer competitive base salaries to attract and hire highly qualified executive officers.

Thereafter, the Compensation Committee reviews salary levels in the first quarter of each fiscal year and considers potential increases in base salary each year based on its subjective assessment of the Corporation’s overall performance over the preceding year, as well as executive officer performance and experience, length of service and changes in responsibilities. As part of its review, the Compensation Committee receives reports from the CEO regarding recommendations in salary adjustments for executive officers. When conducting its review, the Compensation Committee obtains market information from PM&P about compensation levels for executives. Also included in the subjective determination is the Compensation Committee’s evaluation of the development and execution of strategic plans, the exercise of leadership and involvement in industry groups. For example, Mr. Laudani represents the Corporation in the European Association of Medical Devices Manufacturers, Mr. Barker is a member of the Industrial Design Association of America and Mr. Leschinsky is a member of the American Society for Artificial Internal Organs. The weight given such factors by the Compensation Committee may vary from one executive officer to another.

See “Compensation of the CEO” below for a discussion of the base salary of the CEO.

Salary increases for the executive officers are typically determined in August of each fiscal year and become effective in October for such fiscal year. The Compensation Committee reviews the base salaries of executive officers holding positions of similar levels within the peer group selected by PM&P, as well as the performance of their respective divisions. In October 2006, the salary of Antonino Laudani was increased from its fiscal year 2006 level of 275,000 Euros to 285,000 Euros. This salary increase was due to the performance of the divisions that this officer leads.

2004 Management Incentive Plan

To support the Corporation’s goals of rewarding the performance of executive officers and aligning the interest of executive officers with those of the Corporation’s shareholders, the Compensation Committee awards cash bonuses to named executive officers under the Datascope Corp. 2004 Management Incentive Plan, which was approved by shareholders in December 2003 (the “Incentive Plan”). Awards are based on the attainment of overall corporate and division financial thresholds and targets and certain subjective individual criteria. In the case of Mr. Saper, the threshold and targets are limited to objective financial criteria, historically earnings per share of the Corporation. The Compensation Committee has determined that operating results such as earnings per share is the best measure of executive performance, as it motivates the executive officers to focus their efforts on improving the Corporation’s overall performance. To ensure that the objectives of the CEO and senior management are aligned, the corporate financial thresholds and targets use earnings per share as the performance metric and the thresholds and targets are the same for both the CEO and senior management.

The thresholds and targets are established within the first 25% of the measurement period by the Compensation Committee. The thresholds, targets and formulas for calculation of whether the thresholds and targets are achieved are submitted by management, which the Compensation Committee considers, adjusts in its discretion and subsequently approves, subject to any adjustments deemed advisable by the Compensation Committee. Bonuses are granted to participants if the thresholds are achieved, and the size of the executive officer’s bonus increases with the level of achievement up to a certain maximum level of bonus. However, the Compensation Committee has the discretion to (i) decrease or eliminate the award payable to any executive who is covered by Section 162(m) of the Internal Revenue Code (such as Mr. Saper), or (ii) increase, decrease or eliminate the award payable to any executive officer to reflect the individual performance and contribution of, and other factors relating to, such executive officer. At the end of the fiscal year, the Compensation Committee reviews the Corporation’s performance to determine whether the thresholds and targets have been met and ensures that the Incentive Plan is appropriately administered. The Compensation Committee determines in its discretion whether and how much cash bonus to pay each executive officer based on its review of Corporation and individual performance.

If the overall performance targets are not met in any given measurement period, the Compensation Committee, in consultation with the CEO, has the discretionary authority to approve bonus awards outside of the Incentive Plan for executive officers who have made substantial contributions during such period. The aggregate amounts of these discretionary bonus awards are typically lower than the amounts that would have been granted to officers if the Corporation had met its performance targets. Depending on the Compensation Committee’s assessment, bonuses may be equal to, more or less than the previously established target amounts.

Performance targets are based on the operating results of the Corporation’s core business and generally exclude special items of income and expense that, in the judgment of the Compensation Committee, are less relevant to the creation of long-term value for the Corporation’s shareholders. The Compensation Committee establishes targets at levels that it believes would require superior performance from each executive officer.

In 2007, the Corporation did not meet its performance targets and therefore bonuses were not awarded pursuant to the Incentive Plan. However, the Compensation Committee considered the superior or incremental performance in granting a limited amount of discretionary bonus awards. For fiscal year 2007, the following named executive officers were granted bonuses: Henry A. Scaramelli received a bonus of $60,000, David A. Gibson received a bonus of $20,000 and Antonino Laudani received a bonus of $104,665. These bonuses were awarded based on the superior performance of the respective divisions as well as the overall performance of the Corporation. Specifically, Mr. Scaramelli received his bonus based on the Chief Executive Officer’s evaluation of his performance and the Chief Executive Officer’s recommendation that he receive the bonus in recognition of the additional responsibilities he assumed as acting Chief Financial Officer starting April 2007, for which he did not receive additional compensation. Mr. Laudani’s bonus was awarded based on the superior performance of the InterVascular business, his role in the acquisition of distribution rights of the Sorin Group’s carbon-coated peripheral stent product line and his work in integrating products of the Patient Monitoring business in the Europe, Middle East and Africa region (“EMEA”). Mr. Gibson received a bonus based on progress achieved by the Patient Monitoring division, specifically with respect to the release and success of the Spectrum product line, development of the NetGuard product and the acquisition of Artema Medical AB in June 2007. All discretionary awards are recommended by management and individually reviewed and approved by the Compensation Committee. The Compensation Committee does not generally consider the CEO to be eligible for discretionary awards. Because none of the recipients of the discretionary bonuses earns more than $1 million per year, the discretionary bonuses are deductible for federal income tax purposes despite the fact that they are not performance-based within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”).

Mr. Laudani also received a bonus of $78,500 based on commercial direct margin results of the Cardiac Assist division and the Patient Monitoring business in EMEA.

Long-Term Incentive Plan

The Long-Term Incentive Plan, approved by the Board of Directors on September 12, 2006 (the “Long-Term Incentive Plan”), allows for cash awards to designated executives and senior managers whose positions enable them to manage, invest, develop or negotiate opportunities that contribute directly to the growth of the Corporation’s earnings. The Corporation and the Compensation Committee believe that this plan appropriately rewards executive officers who contribute to the strategic growth, financial strength and long-term success of the Corporation. The initial implementation of the plan will measure results for the Corporation’s fiscal years 2007 through 2009. A new three-year measurement period will commence in each subsequent year thereafter. The Corporation’s performance objectives under the Plan for the three-year period ending June 30, 2009 are specified levels of the compound annual growth rate (“CAGR”) of consolidated net earnings, excluding special items. The Long-Term Incentive Plan specifies threshold, target and maximum levels of CAGR that will determine the cash amount payable under the plan. The Compensation Committee assigned participants a target amount, a percentage of base pay used to calculate benefits under the plan, which ranged from 30% to 40% of base pay. Under the Long-Term Incentive Plan, a participant can receive from 0% to 200% of the applicable target amount, depending on the Corporation’s actual compound annual growth rate of consolidated net earnings. To date, the CEO has not participated in the Long-Term Incentive Plan. See “Compensation of the CEO” for a detailed discussion of the compensation of the CEO. Each of the other named executive officers participated in the Long-Term Incentive Plan for the three-year period ending June 30, 2009.

Equity Compensation

The Compensation Committee believes that, in addition to compensating executive officers for the long-term performance of the Corporation, the periodic grant of equity-based compensation helps align the interest of the executive officers with those of the Corporation’s shareholders, thereby ensuring that such officers have a continuing stake in our long-term success.

The Datascope Corp. 2005 Equity Incentive Plan (the “2005 Equity Incentive Plan”) allows for awards to executives, certain types of which are based on the attainment of performance objectives specified in the grant. The performance objectives may be based on Corporation-wide objectives or objectives that are related to the performance of the executive or the department or function within the Corporation in which the executive is employed. These objectives may be measured on an absolute basis or a relative basis, which is measured in relation to a group of peer companies or a financial market index. These grants may specify a minimum level below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is above the minimum acceptable level. The Compensation Committee may also grant stock appreciation rights, restricted shares, deferred shares and stock options under the 2005 Equity Incentive Plan.

As discussed above, the Compensation Committee has determined that, currently, the Corporation will use restricted stock rather than stock options as an equity incentive. When restricted stock or stock options are granted, they are generally granted at regularly scheduled meetings of the Compensation Committee. An option for 35,000 common shares was granted to David A. Gibson in September 2006. The Compensation Committee approved this grant to increase his equity compensation to a level that is equitable and competitive compared to the equity compensation of employees of similar positions in the Corporation.

The Corporation does not have a program, plan or practice to time option or other equity grants in coordination with the release of material, non-public information, nor does the Corporation plan to time, nor has it timed, its release of material, non-public information for the purpose of affecting the value of executive compensation.

Change-in-Control Benefits

When a change in control is contemplated, named executive officers may face an uncertain future with the Corporation after the transaction. The Corporation has entered into certain change-in-control agreements in order to diminish the extent to which the possibility of a change in control would otherwise distract these employees and allow the executive officers to provide effective management and continuity during a period in which a change in control is contemplated. The material terms of the Corporation’s change-in-control benefits are described in the narrative section under the caption “Potential Payments Upon Termination or Change-in-Control”.

Perquisites

In 2007, the Corporation provided executive officers with perquisites and other personal benefits that the Compensation Committee and Corporation believed to be reasonable and consistent with the objective of allowing the Corporation to attract and retain highly qualified officers. The incremental cost to the Corporation of the perquisites received by our named executive officers in fiscal year 2007 is included in the Summary Compensation Table below and described in the respective footnotes.

Named executive officers have the option of receiving a monthly allowance for expenses related to their automobiles or receiving a company-leased automobile. The value of this perquisite is included in the Summary Compensation Table below. We believe that this type of perquisite is important as part of a total compensation package when recruiting executive officers.

The Corporation reimburses Mr. Saper for the cost of annual country club membership dues so that he may cultivate and maintain business relationships. The Corporation provides an automobile and a driver for use by Mr. Saper for business purposes, so that Mr. Saper may be able to continue to conduct the business of the Corporation while traveling and so that he may reach his destinations in a timely manner. The Corporation has paid for the costs of tax and estate planning advice received by Mr. Saper to ensure that his tax-related matters are handled properly.

Compensation of the CEO

The compensation arrangement with Mr. Saper reflects what the Compensation Committee believes to be his unique history with, role in, and contribution to, the Corporation, and his arrangement differs from that of the other named executive officers. Mr. Saper founded the Corporation and continues to be its largest shareholder. He is responsible for, or has contributed to the development of, most of the Corporation’s principal products, for which Mr. Saper neither receives royalties nor special compensation. As is discussed in greater detail below, because of his age and length of service with the Corporation, if Mr. Saper elected to retire, his fully vested retirement benefits would substantially exceed his compensation. The Corporation has entered into an employment agreement with Mr. Saper, dated as of July 1, 1996 (as amended, the “Saper Employment Agreement”). The Saper Employment Agreement is for a term of five years with automatic, daily one-day extensions of the term unless either party gives notice of intent not to continue to extend the term. The Saper Employment Agreement provides for an annual base salary and increases to the base salary as determined by the Board of Directors or the Compensation Committee. On September 22, 1999, the Compensation Committee determined to set Mr. Saper’s annual base salary at $1,000,000, and the Compensation Committee has maintained Mr. Saper’s annual base salary at this level. In consultation with PM&P, the Compensation Committee determined that this amount of salary was an appropriate value of Mr. Saper’s contribution to, and role in, the Corporation. Mr. Saper’s total compensation is heavily weighted toward salary and annual bonuses when, and if, earned under the Incentive Plan because the Compensation Committee determined that Mr. Saper’s significant stock ownership in the Corporation creates compelling long-term incentives, rendering other long-term incentives unnecessary.

Mr. Saper’s compensation for fiscal year 2007 was determined pursuant to the Saper Employment Agreement. Because certain earning targets were not reached in fiscal year 2007, Mr. Saper did not receive a bonus under the Incentive Plan for fiscal year 2007. The overall compensation included in the employment agreement paid to Mr. Saper was determined in a manner the Compensation Committee believes is reflective of the Corporation’s operating results, the growth in the Corporation’s business and the value of the Corporation’s equity, and recognizes the key role in, and contributions of Mr. Saper to, the success of the Corporation and his performance.

Mr. Saper is also entitled to certain retirement benefits. See “Potential Payments upon Termination or Change-in-Control.” Since Mr. Saper has not historically received long-term incentive compensation, the Compensation Committee believes that it is appropriate for Mr. Saper to receive certain additional retirement benefits, which it considers another form of compensation, in light of his role and contributions to the Corporation.

Financial Restatement

It is the Board of Directors’ policy that the Compensation Committee will, to the extent permitted by applicable law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the Corporation will seek to recover any amount determined to have been inappropriately received by the individual executive officer.

Tax and Accounting Considerations

The Corporation generally seeks to maximize the deductibility for tax purposes of all elements of compensation. Section 162(m) of the Code generally disallows a tax deduction for compensation over $1,000,000 paid to the Corporation’s CEO and certain other highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Incentive Plan was approved by shareholders and contains the provisions necessary so that amounts payable to Mr. Saper and the named executive officers under the Incentive Plan will not be subject to the deduction limitations of Section 162(m) of the Code. The Compensation Committee reviews compensation plans in light of applicable tax provisions and may recommend amendments to compensation plans to maximize tax deductibility. However, the Compensation Committee may approve compensation that does not qualify for deductibility when the Compensation Committee deems it to be in the best interests of the Corporation and its shareholders.

The Compensation Committee also considers the effect of certain accounting rules on the various compensation programs that it offers to executive officers. The Committee balances potential accounting effects with the flexibility it needs to retain in order to take any compensation actions that it determines are in the best interests of the Corporation and its shareholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on its review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Alan Abramson, Chairperson

Robert E. Klatell

James J. Louglin

SUMMARY COMPENSATION TABLE

The following table sets forth for the fiscal year ended June 30, 2007 the compensation paid to or earned by (i) our principal executive officer, (ii) persons that served during the year as our principal financial officer and (iii) the other three most highly compensated executive officers of the Corporation who were serving as executive officers as of June 30, 2007 (collectively, the “Named Executive Officers”):

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)(1)	($)

Lawrence Saper	2007	1,000,000	—	—	—	—	1,067,621 (2)	503,154	2,570,775
Chairman of the Board of Directors and Chief Executive Officer
Henry M. Scaramelli	2007	230,000	60,000	—	—	—	35,254	17,016	342,270
VP; Finance and Chief Financial Officer
Scott D. Kantor	2007	189,423	—	—	14,630	—	—	290,780	494,833
VP, Finance and CFO; Treasurer and Secretary (former)
Antonino Laudani(3)	2007	371,596	183,165 (4)	—	—	—	—	60,957	615,718
VP and Chief Operating Officer
David A. Gibson	2007	260,000	20,000	66,508	—	—	6,843	84,102	437,453
VP; President, Patient Monitoring and Technology Services Division
Robert O. Cathcart	2007	275,000	—	—	—	100,000 (5)	12,537	22,482	410,019
VP; President, Intervention al Products

(1)	Amounts shown in “All Other Compensation” include the following:

•	Mr. Saper: auto allowance, $53,539; auto maintenance, $18,414; personal commuting expenses, $10,000; payment of personal tax and estate planning services, $36,970; annual club dues and imputed interest on loan for club membership, $21,262; reimbursement for executive portion of split-dollar life insurance, $135,000; tax gross-ups, $180,563; 401(k) Plan matching contribution, $7,584; company paid premiums for term-life insurance and long-term disability insurance, $877; and executive medical plan reimbursements, $38,945.

•	Mr. Scaramelli: personal auto, $4,660; tax gross-up, $3,072; 401(k) Plan matching contribution, $6,600; company paid premiums for term-life insurance and long-term disability insurance, $1,016; and executive medical plan reimbursements, $1,668.

•	Mr. Kantor: personal auto, $17,591; tax gross-up, $12,233; 401(k) Plan matching contribution, $104; company paid premiums for term-life insurance and long-term disability insurance, $780; executive medical plan reimbursements, $10,072; and severance of $250,000, of which $59,776 was paid through June 30, 2007. Effective April 3, 2007, Scott Kantor resigned as Chief Financial Officer of Datascope. In connection with the resignation, the Company and Mr. Kantor entered into a letter agreement and an Agreement and General Release (together, the “Agreements”). Pursuant to the Agreements, the Company will pay Mr. Kantor severance equal to his base salary prior to the termination of his employment of $250,000, less deductions, over a period of one year from April 3, 2007.

•	Mr. Laudani: payments for auto, $58,513; and premium for executive medical plan $2,444. All other benefits for Mr. Laudani are covered under the Italian Government statutory benefit plans.

•	Mr. Gibson: personal auto, $4,500; tax gross-up, $26,404; 401(k) Plan matching contribution, $6,600; company paid premiums for term-life insurance and long-term disability insurance, $1,016; executive medical plan reimbursements, $8,621; and reimbursement of personal living and relocation expenses, $36,961.

•	Mr. Cathcart: personal auto, $7,845; tax gross-up, $5,172; 401(k) Plan matching contribution, $5,729; company paid premiums for term-life insurance and long-term disability insurance, $1,016; and executive medical plan reimbursements, $2,720.

(2)	The net change in pension value in fiscal 2007 for Mr. Saper is comprised of the following:

Datascope Corp. Pension Plan ($18,549)
Supplemental Executive Retirement Plan $1,058,476
Retiree Medical Benefits Plan $27,694

(3)	Mr. Laudani is an Italian citizen, residing in Italy, and his compensation is paid in Euros. Dollar amounts in this Proxy Statement with respect to Mr. Laudani have been calculated using an average exchange rate of 1 Euro to 1.308311 U.S. dollars.

(4)	Includes discretionary bonus of $104,665 earned in fiscal 2007 under the 2004 Management Incentive Plan and $78,500 bonus earned pursuant to the fiscal 2007 bonus plan for EMEA.

(5)	Represents payment earned under a bonus plan established in fiscal 2007 related to Mr. Cathcart’s participation in the sale of certain assets of the Interventional Products business.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding option awards to the Named Executive Officers during the fiscal year ended June 30, 2007.

		Estimated						All Other	All Other
		Future						Stock	Option
		Payouts						Awards:	Awards:
		Under Non-			Estimated Future			Number of	Number of	Exercise or		Grant Date
		Equity Incentive			Payouts Under Equity			Shares of	Securities	Base Price		Fair Value
		Plan Awards			Incentive Plan Awards			Stock or	Underlying	of Option		of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards		and Option
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)		Awards(1)

Lawrence Saper									—	—
Henry M. Scaramelli									—	—
Scott D. Kantor									—	—
Antonino Laudani									—	—
David A. Gibson	9/12/06								35,000	32.77	(2)	237,384
Robert O. Cathcart									—	—

(1)	Represents grant date fair value based on SFAS No. 123(R). For a discussion of the assumptions used in calculating the amount recognized, see Note 9 to our consolidated financial statements in our annual report accompanying this proxy statement.

(2)	The option vests in 4 equal installments on each of the first four anniversaries of the grant date. However, prior to the fifth anniversary of the grant date, the vested portion of the option is exercisable only if the average of the high and low sale prices of the Corporation’s Common Stock as quoted on The NASDAQ Stock Market on the trading day immediately preceding the exercise date is equal to or greater than $38.00 (“the threshold price”). After the fifth anniversary of the grant date, the option is fully exercisable, without any regard to the Corporation’s Common Stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding the equity awards held by the Named Executive Officers that are outstanding as of June 30, 2007.

	Option Awards						Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market or
			Equity						Number of	Payout
			Incentive					Market	Unearned	Value of
			Plan					Value of	Shares,	Unearned
			Awards:					Shares or	Units or	Shares,
		Number of	Number of				Number of	Units of	Other	Units or
	Number of	Securities	Securities				Shares or	Stock	Rights	Other
	Securities	Underlying	Underlying				Units of	that	that	Rights
	Underlying	Unexercised	Unexercised	Option			Stock that	have	have	that
	Unexercised	Options	Unearned	Exercise		Option	have not	not	not	have not
	Options (#)	(#)	Options	Price		Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)		Date	(#)	($)	(#)	($)

Lawrence Saper	500,000	—	—	28.665		2/18/12	—	—	—
Henry M. Scaramelli	3,500	—	—	37.032		5/15/10	—	—	—
	4,000			39.45		5/14/11
	2,200			30.275		5/15/12
	7,500			32.765	(1)	9/22/13
	2,500			32.86		5/17/14
Scott D. Kantor	—	—	—	—			—	—	—
Antonino Laudani	5,000	—	—	28.87		6/2/12	—	—	—
	3,900			28.80	(2)	5/19/13
	1,500			32.86		5/17/14
	20,000			38.145	(3)	2/14/15
	10,000			28.525	(4)	5/16/15
David A. Gibson	1,500			32.86		5/17/14	—	—	—
	25,000			38.145	(3)	2/14/15
	2,500			28.525	(4)	5/16/15
		35,000		32.77	(1)	9/11/16
Robert O. Cathcart	15,000	—	—	32.85		12/10/11	—	—	—
	1,500			32.86		5/17/14
	7,500			32.86	(1)	5/17/14
	20,000			40.08	(5)	12/6/14
	10,000			38.145	(3)	2/14/15

(1)	Prior to the fifth anniversary of the grant date, the option is exercisable only if the average of the high and low sale prices of the Corporation’s Common Stock as quoted on The NASDAQ Stock Market on the trading day immediately preceding the exercise date is equal to or greater than $38.00 (“the threshold price”). After the fifth anniversary of the grant date, the option is fully exercisable, without any regard to the Corporation’s Common Stock.

(2)	Same provision as (1) above with a threshold price of $34.00.

(3)	Same provision as (1) above with a threshold price of $43.00.

(4)	Same provision as (1) above with a threshold price of $38.525.

(5)	Same provision as (1) above with a threshold price of $45.00.

OPTION EXERCISES AND STOCK VESTED

The following table provides additional information regarding the value realized by the Named Executive Officers on option award exercises and stock award vesting during the fiscal year 2007.

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Lawrence Saper	—	—	—	—
Henry M. Scaramelli	—	—	—	—
Scott D. Kantor	—	—	—	—
Antonino Laudani	—	—	—	—
David A. Gibson	11,300	144,753	—	—
Robert O. Cathcart	—	—	—	—

PENSION BENEFITS

The following table summarizes pension benefits of the Named Executive Officers.

		Number of
		Years	Present Value of	Payments During
		Credited	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	Service (#)	($)	($)

Lawrence Saper	Datascope Corp. Pension Plan	43.00	1,307,636	103,839
	Supplemental Executive Benefits Plan	43.00	16,659,035	—
	Retiree Medical Benefits Plan	43.00	250,454	—
Henry M. Scaramelli	Datascope Corp. Pension Plan	16.75	233,916	—
Scott D. Kantor(1)	Datascope Corp. Pension Plan	—	—	—
Antonino Laudani(2)	Datascope Corp. Pension Plan	—	—	—
David A. Gibson	Datascope Corp. Pension Plan	4.42	22,707	—
Robert O. Cathcart	Datascope Corp. Pension Plan	5.67	51,753	—

(1)	Mr. Kantor was not eligible to participate in the Datascope Corp. Pension Plan.

(2)	Mr. Laudani’s pension benefits are covered under the Italian Government Pension Program.

The Corporation maintains the Datascope Corp. Pension Plan for U.S. employees. Each year the Corporation contributes an amount necessary to fund the plan on an actuarial basis. Pension benefits to be received upon retirement are determined by an employee’s highest 5 consecutive years’ earnings (based on base salary, commission and certain bonus compensation paid to sales and service representatives) in the 10 years preceding retirement, length of service with the Corporation and age at retirement. Pensions are reduced by 1.5% of an employee’s estimated primary Social Security benefit for each year of credited service (to a maximum of 33 1/3 years). The net pension is limited as required by the Employee Retirement Income Security Act of 1974, as amended.

The supplemental executive retirement plan (“SERP”), for Mr. Saper provides that upon his retirement, Mr. Saper is entitled to receive annual lifetime payments, the amounts of which will be based on 60% of the average total compensation for the three years in which Mr. Saper’s compensation was greatest of the ten years immediately preceding Mr. Saper’s retirement, less the benefit payable under the Datascope Corp. Pension Plan. The supplemental retirement benefit will not be less than the value of the benefit that would have been payable had Mr. Saper’s retirement occurred at age 65, which amount is actuarially increased to his actual retirement date. Under the terms of Mr. Saper’s supplemental executive benefits plan, the annual benefit will be increased to reflect changes in his compensation to retirement.

Potential Payments Upon Termination or Change-in-Control

The Corporation has entered into change in control agreements with its named executive officers other than Mr. Saper. Under these agreements, in the event of certain terminations following a change in control of the Corporation, the named executive officers would be entitled to a lump sum payment equal to 2.99 times their annual base salary then in effect plus the greater of (1) the amount of bonus payable with respect to the fiscal year immediately preceding the fiscal year in which the notice of termination of employment is given or (2) the average of the bonuses payable to the executive officer with respect to the three fiscal years preceding the fiscal year in which the notice of termination of employment is given. These agreements, by their terms, will remain in effect until the earliest of (i) the termination of the officers’ employment with the Corporation prior to a change in control; (ii) the termination of the officers’ employment with the Corporation following a change in control by reason of death or disability, by the Corporation for cause (as defined in the agreements) or by the officer for any reason other than a constructive dismissal (as defined in the agreements); or (iii) two years after the date of a change in control.

Mr. Saper is entitled to the following benefits upon a change in control or termination of his employment. The Saper Employment Agreement provides Mr. Saper may terminate the Saper Employment Agreement for good reason, including a significant breach by the Corporation of its obligations thereunder or certain changes in control of the Corporation, in which event Mr. Saper is entitled to receive a lump-sum payment equal to the weighted average of his compensation (including base salary and bonus compensation) for the previous three years multiplied by the number of years remaining in his term of employment.

The Corporation also maintains certain plans which provide for supplemental retiree medical benefits to Mr. Saper and his wife and supplemental pension benefits for Mr. Saper (the “Supplemental Benefits Plans”). The retiree medical benefits plan will provide certain lifetime medical benefits to Mr. Saper and his wife upon the termination of Mr. Saper’s employment with the Corporation.

The Supplemental Benefits Plans in effect in fiscal 2007 for Mr. Saper also provides survivor benefits in the form of a $10,000,000 life insurance policy, maintained pursuant to a split-dollar agreement among Mr. Saper, the Corporation, and a trust for the benefit of Mr. Saper’s family (the “Trust”). The Corporation’s net investment in the program is recoverable on Mr. Saper’s death, but may be repaid sooner by the Trust. Benefits under the Supplemental Benefits Plans are paid from the general funds of the Corporation; however, the Corporation maintains key-man life insurance intended to recover a portion of the net after-tax cost of the benefits upon Mr. Saper’s death.

The following table provides information on potential benefits that could be received under the above-described agreements by each Named Executive Officer, calculated as if any such termination occurred on June 30, 2007.

[Insert table.]

NON-EMPLOYEE DIRECTOR COMPENSATION

The Corporation’s current non-employee director compensation program became effective on July 1, 2006. Effective January 1, 2007, the annual retainer for each non-employee director of the Corporation was increased to $25,000. Payment of the annual retainer occurs at the beginning of the next succeeding calendar year. A director may elect to receive deferred stock units or restricted stock pursuant to the 2005 Equity Incentive Plan in lieu of the annual cash retainer. The first awards pursuant to such elections were granted on January 1, 2007 in lieu of annual retainer fees for the 2007 calendar year. If elected, deferred stock units vest pro-rata over the twelve-month period following the grant date, becoming fully vested on the first anniversary of the grant date, and are paid either on the first business day on or after an anniversary of the grant date or on the first business day of the calendar year following the director’s termination of service as a director, at the election of the director. Restricted stock vests in monthly installments over the twelve-month period following the grant date, becoming fully vested on the first anniversary of the grant date.

Beginning January 1, 2007, each director (except Mr. Saper) also receives restricted shares worth $70,000, with one-year vesting restrictions, pursuant to the 2005 Equity Incentive Plan. A director may elect to defer receipt of compensation, in which case the award will be paid entirely in restricted stock units.

In addition to the annual retainer described above, the chairman of the Audit Committee receives an annual retainer of $10,000, each chairman of the Compensation Committee and the Nominating Committee receives an annual retainer of $7,500 and each member (other than the chairman) of the Audit Committee, Compensation Committee and Nominating Committee receives an annual retainer of $3,000. Each non-employee director of the Corporation also receives a fee of $2,000 for each meeting of the Board of Directors which such director attended in person, $1,000 for each telephonic meeting of the Board of Directors, $1,000 for each committee meeting which such director attended in person and $500 for each telephonic committee meeting. In February 2005, the Board of Directors named Mr. Asmundson a Liaison Director, to serve as an intermediary between the Board of Directors and management. As Liaison Director, Mr. Asmundson receives $2,000 per month in addition to the fees listed above. In August 2007, the Board of Directors approved an additional payment of $50,000 to Mr. Loughlin for his service as chairman of the Audit Committee in connection with the ethics line reports in the fourth quarter of calendar year 2006 through February 2007. This amount is shown in the below Director Compensation Table as earned during fiscal 2007.

In 2006, the annual retainer for each non-employee director of the Corporation was $24,000, which was payable in shares of Common Stock pursuant to the Datascope Corp. Non-Employee Director Compensation Plan (the “Non-Employee Director Plan”). A director could elect to defer receipt of compensation, in which case the annual retainer will be paid entirely in shares of Common Stock. In the case of directors electing current receipt of compensation, 40% of such portion is paid in cash (to approximate current federal and state income tax liability) and the balance in Common Stock of the Corporation. In addition, pursuant to the Non-Employee Director Plan, each director of the Corporation (except Mr. Saper and Mr. Altschiller) received on January 1 of each year a grant of options to purchase 5,000 shares of Common Stock. These options were immediately exercisable and had an exercise price equal to the average of the closing price of Common Stock as quoted on The NASDAQ National Market System on the last ten trading days of the calendar year prior to the date of grant.

From time to time, the Corporation has granted options to directors to purchase shares of Common Stock. These options remain exercisable in full until the earlier of ten years after the date of grant or the termination of status as a director of the Corporation, and are not transferable except that each of the options may be exercised by an executor or administrator within one year after an optionee’s death or disability but not beyond the option’s normal expiration date. Each option provides that the optionee may pay for any shares acquired pursuant to the exercise of such option by cash or check or by transfer to the Corporation of a number of shares of Common Stock with an aggregate market value equal to the aggregate option exercise price. Such options do not qualify as incentive stock options under the Code. For federal income tax purposes, an optionee will realize taxable income on the date of exercise of an option, and the Corporation will then be allowed a deduction from income, equal to the excess of (a) the aggregate market value, on the date of exercise, of the shares so acquired over (b) the aggregate option exercise price for such shares.

Transactions with respect to stock options granted to directors who are officers of the Corporation pursuant to the 1981 Stock Option Plan, the 1995 Stock Option Plan, the 2005 Equity Incentive Plan and with respect to certain director options which have been approved by the shareholders of the Corporation are exempt from the short-swing trading liability provisions of Section 16(b) of the Exchange Act, pursuant to Rule 16b-3 of the Exchange Act. The 1981 Stock Option Plan and the 1995 Stock Option Plan do not cover grants to directors who are not employees or officers of the Corporation. The Datascope Corp. 2005 Equity Incentive Plan covers grants to directors who are not employees or officers of the Corporation.

Mr. Altschiller has been engaged as a consultant to the Corporation since September 1998, providing advice and counsel in the area of advertising. In consideration for these services, the Corporation paid Mr. Altschiller a consulting fee of $200,000 during fiscal year 2007.

2007 Director Compensation Table

The following table shows compensation for fiscal year 2007 for our non-employee directors.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation		Total
Name	($)	($)	($)	($)	($)	($)		($)

Alan B. Abramson	38,750	47,016	—	—	—	—		85,766
David Altschiller	8,000	47,524	—	—	—	449	(1)	55,973
William L. Asmundson	31,000	59,524	—	—	—	—		90,524
Robert E. Klatell	35,750	59,524	—	—	—	—		95,274
James J. Loughlin	86,750	59,524	—	—	—	—		146,274
William W. Wyman	34,000	47,016	—	—	—	—		81,016

(1)	Represents cash portion of deferred share distribution.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Adam Saper, the son of Lawrence Saper, Chairman of the Board of Directors and Chief Executive Officer, is employed by the Corporation and currently holds the title of Director of Business Development, Patient Monitoring Division. During fiscal year 2007, the Corporation paid Adam Saper $164,400 in base salary and he was awarded a bonus of $20,000.

On June 9, 2000, Boris Leschinsky, Vice President of Technology, received a loan from the Corporation with a principal amount of $200,000. The promissory note requires annual payments of $20,000 plus interest, based on an annual rate of eight percent with the final payment due on June 8, 2010. The current principal balance is $60,000. The largest aggregated amount outstanding at any time during fiscal year 2007 was $86,400 and the amount outstanding as of October 1, 2007 was $61,473.

See “Non-Employee Director Compensation” for disclosure of compensation payable to Mr. Altschiller.

Review of Transactions with Related Persons

The Audit Committee of the Board of Directors reviews and approves all transactions with related parties, including (i) transactions involving potential conflicts of interest with corporate officers and directors, (ii) transactions involving any immediate family members of any corporate officers and directors and (iii) any other related party transactions. This responsibility of the Audit Committee is set forth in writing in the charter of the Audit Committee. Based upon its consideration of all relevant facts and circumstances, the Audit Committee determines whether such transaction is in the best interests of the Corporation and whether or not to approve such transaction. The Compensation Committee of the Board of Directors reviews and approves all compensation-related matters regarding Adam Saper.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of Robert E. Klatell, James J. Loughlin and William W. Wyman. Mr. Loughlin serves as Chairperson of the Audit Committee. Each of the members of the audit committee is “independent” as defined under applicable National Association of Securities Dealers, Inc.’s listing standards and is financially literate as that qualification is interpreted by the Board of Directors. In addition, at least one member of the Audit Committee has accounting or related financial management experience, as the Board of Directors interprets that qualification. The Board of Directors has adopted a written charter with respect to the Audit Committee’s roles and responsibilities.

The Audit Committee’s primary duties and responsibilities are to (1) monitor the integrity of the Corporation’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, (2) monitor the independence and performance of the Corporation’s independent registered public accounting firm and (3) provide an avenue of communication among the independent registered public accounting firm, management, and the Board of Directors.

It is the responsibility of the independent registered public accounting firm to audit the Corporation’s consolidated financial statements. The Audit Committee does not provide any expert or other special assurance as to the Corporation’s financial statements or any expert or professional certification as to the work of the Corporation’s independent registered public accounting firm. The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Corporation’s audited financial statements with its management and Deloitte & Touche LLP, its independent registered public accounting firm. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles, and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committee) and the Audit Committee discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the audited financial statements to be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 for filing with the Securities and Exchange Commission.

Audit Committee

Robert E. Klatell
James J. Loughlin, Chairperson
William W. Wyman

FEES BILLED FOR SERVICES RENDERED BY THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the fiscal years ended June 30, 2007 and 2006, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, the Corporation’s independent registered public accounting firm, billed the approximate fees set forth below:

	2007	2006

Audit Fees(1)	$1,804,330	$1,577,533
Audit-Related Fees	—	—
Tax Fees(2)	59,600	102,198
All Other Fees	—	—

Total Fees	$1,863,930	$1,679,731

(1)	Audit Fees consist of fees for the audit of the annual financial statements, reviews of the quarterly financial statements, statutory and regulatory audits of various subsidiaries outside the United States, audit services related to management’s documentation of internal control as required by the Sarbanes-Oxley Act of 2002, Section 404, and other services related to Securities and Exchange Commission matters.

(2)	Tax Fees primarily include tax services for reviews of U.S. consolidated federal corporate income tax returns and reviews of foreign tax returns in certain European countries.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independent registered public accounting firm’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has policies and procedures that require the pre-approval of all audit and non-audit services provided by the independent registered public accounting firm. Each year, the Audit Committee approves the proposed services, including the nature, type and scope of services and the related fees to be rendered by the independent registered public accounting firm during the year. If any additional services become necessary during the year, such services and the related fees are also approved by the Audit Committee in advance of the provision of such services.

OTHER BUSINESS

The Board of Directors of the Corporation knows of no other matters to be presented at the Annual Meeting of Shareholders. However, if any other matters properly come before the Annual Meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received by the Corporation for inclusion in the Corporation’s 2008 Proxy Statement and form of proxy on or prior to July 6, 2008.

In accordance with our Bylaws, for a proposal to be properly brought before the 2008 Annual Meeting of Shareholders, the shareholder must deliver written notice of the business the shareholder would like to present, or the person or persons the shareholders would like to nominate as a director, to the Secretary of the Corporation at its principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the 2008 Annual Meeting of Shareholders. Therefore, any notice given by the shareholder pursuant to these provisions of our Bylaws must be received no earlier than September 5, 2008 and no later than October 6, 2008, unless the Annual Meeting of Shareholders date is more than 30 days before or after the anniversary date, December 4, 2008. If the 2008 Annual Meeting of Shareholders is not held within 30 days before or after this year’s meeting date, then notice must be received by the Corporation no later than the close of business on the 10th day following the day on which notice of the date of the meeting or public disclosure of the date of the meeting was given or made.

To be in proper form, a shareholder’s notice must include the specific information regarding the proposal or nominee as described in our Bylaws. The Corporation will not accept a proposal or nomination that does not meet the requirements of the Corporation’s Bylaws and the requirements of the Securities and Exchange Commission (the “SEC”) regarding submitting a proposal or nomination.

Notices of intention to present proposals at the 2008 Annual Meeting of Shareholders should be addressed to Secretary, Datascope Corp., 14 Philips Parkway, Montvale, New Jersey 07645. The Corporation reserves the right to reject or take other appropriate action with respect to a proposal that does not comply with the requirements stated above and other applicable requirements.

ANNUAL REPORTS AND FINANCIAL STATEMENTS

The Annual Report to Shareholders of the Corporation for the fiscal year ended June 30, 2007 (the “Annual Report”) is being furnished simultaneously herewith. The Annual Report is not to be considered a part of this Proxy Statement.

Upon the written request of any shareholder of the Corporation, management will provide, free of charge, a copy of the Annual Report, including the financial statements and schedules thereto. Requests should be mailed to: Datascope Corp., 14 Philips Parkway, Montvale, New Jersey 07645, Attention: Secretary.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Corporation’s financial statements for the years ended June 30, 2007 and 2006 have been audited by the firm of Deloitte & Touche LLP, independent registered public accounting firm. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

The Board of Directors intends to review the appointment of the independent registered public accounting firm for the audit of the Corporation’s financial statements for the year ending June 30, 2008 at a meeting subsequent to the Annual Meeting of Shareholders.

COST OF SOLICITATION

In addition to sending you these materials, some of our directors or executive officers may contact you by telephone, telegram, email, facsimile or in person. You may also be solicited by means of press releases issued by the Corporation, webcasts or postings to the Corporation’s corporate website. Appendix A to this proxy statement sets forth information relating to our directors, director nominees and officers who are considered “participants” in the solicitation of proxies on the Corporation’s behalf.

The cost of soliciting proxies will be borne by the Corporation. None of the officers of the Corporation will receive any additional compensation for their assistance in soliciting proxies, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with this solicitation. Although there is no formal agreement to do so, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Corporation may reimburse them for any attendant expenses.

The Corporation has engaged the firm of MacKenzie Partners, Inc. (“MacKenzie”) as proxy solicitors. The fee to such firm for solicitation services is estimated not to exceed $200,000 plus reimbursement of out-of-pocket expenses. MacKenzie expects that approximately 65 of its employees will assist in the solicitation. As a result of the potential solicitation of proxies by the Ramius Group in connection with its nomination of a competing slate of directors, as described in this proxy statement, the Corporation’s expenses related to this solicitation of proxies will exceed those normally spent for an annual meeting of shareholders. Such additional costs (exclusive of litigation costs, if any) are expected to be approximately [     ], of which approximately [     ] has been spent to date. The additional costs do not include the costs represented by the regular salaries and wages of the Corporation’s officers and employees.

It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy and return it in the enclosed stamped and addressed envelope as promptly as possible.

By Order of the Board of Directors,

HENRY M. SCARAMELLI
Vice President, Finance and Chief Financial Officer

Dated: [          ], 2007

APPENDIX A

This appendix sets forth information regarding the directors, director nominees and those officers of the Corporation who, under SEC rules, are “participants” in the Corporation’s solicitation of proxies from its shareholders in connection with the annual meeting. The address for each of the current directors, director nominees and executive officers of the Corporation is c/o Datascope Corp., 14 Philips Parkway Montvale, New Jersey 07645.

Directors and Nominees

The current directors and nominees of the Corporation are set forth below. The principal occupations of the Corporation’s directors and nominees are set forth in the section of this proxy statement entitled “Information as to Nominees and Other Directors”.
Alan B. Abramson
David Altschiller
William L. Asmundson
Robert E. Klatell
James J. Loughlin
Lawrence Saper
William W. Wyman

Officers

The executive officers of the Corporation who are “participants” in the Corporation’s solicitation of proxies are set forth below. The occupations of such executive officers are set forth in the section of this proxy statement entitled “Executive Officers of the Corporation”.
Lawrence Saper
Henry M. Scaramelli

Information Regarding Ownership of Corporation’s Securities by Participants

The shares of common stock of the corporation held as of October 1, 2007 by the persons listed above under “Directors and Nominees” and “Officers” are set forth in the sections titled “Security Ownership of Certain Shareholders” and “Security Ownership of Management” of this proxy statement.

Information Regarding Transactions in the Corporation’s Securities by Participants

The following table sets forth information regarding purchases and sales within the past two years of shares of our common stock by the persons listed above under “Directors and Nominees” and “Officers”. Except as described in this proxy statement, shares of common stock of the Corporation owned of record by each participant are also beneficially owned by such participant.

	Date of	Number of Shares of Common
Name	Transaction	Stock Purchased or (Sold)	Notes
Alan B. Abramson	1/1/2006	5,000	(1)

	8/16/2006	5,000	(2)

	8/16/2006	(5,000)	(3)

	1/1/2007	1,954	(4)

David Altschiller	1/1/2007	2,652	(5)

	5/24/2007	510	(6)

William L. Asmundson	1/1/2006	5,000	(1)

	1/1/2007	2,652	(5)

A-1

	Date of	Number of Shares of Common
Name	Transaction	Stock Purchased or (Sold)	Notes
Robert E. Klatell	1/1/2006	5,000	(1)

	1/1/2007	2,652	(5)

James J. Loughlin	1/1/2006	5,000	(1)

	1/1/2007	2,652	(5)

Lawrence Saper	12/7/2005	(600)	(7)

	12/14/2006	(700)	(7)

Henry M. Scaramelli	12/12/2005	4,500	(2)

	12/12/2005	1,000	(2)

	12/12/2005	1,000	(2)

	12/12/2005	1,500	(2)

	12/12/2005	(4,500)	(3)

	12/12/2005	(767)	(3)

	12/12/2005	(733)	(3)

	12/12/2005	(967)	(3)

	12/12/2005	(33)	(3)

	12/12/2005	(425)	(3)

	12/12/2005	(70)	(3)

	12/12/2005	(99)	(3)

	12/12/2005	(99)	(3)

	12/12/2005	(200)	(3)

	12/12/2005	(100)	(3)

	12/12/2005	(7)	(3)

	2/28/2006	2,500	(2)

	2/28/2006	2,000	(2)

	2/28/2006	(2,500)	(3)

	2/28/2006	(2,000)	(3)

	8/22/2007	10,000	(4)

William W. Wyman	1/1/2006	5,000	(1)

	1/1/2007	1,954	(4)

(1)	Grant of option to purchase common stock.

(2)	Exercise of option to purchase common stock.

(3)	Sale of common stock.

(4)	Grant of restricted shares

(5)	Grant of deferred shares.

(6)	Distribution of deferred shares acquired pursuant to the Datascope Corp. Director Compensation Plan.

(7)	Gift.

A-2

PROXY	COMMON STOCK

DATASCOPE CORP.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE CORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS
DECEMBER 4, 2007

The undersigned hereby constitutes and appoints LAWRENCE SAPER and HENRY M. SCARAMELLI, and each of them, with full power of substitution, attorneys and proxies to represent and to vote all of the shares of common stock, par value $0.01 per share, of DATASCOPE CORP. that the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of the Shareholders of DATASCOPE CORP., to be held at the JPMorganChase — Conference Center, 277 Park Avenue, 17th Floor, New York, New York 10017-2070, on December 4, 2007 at 11:00 a.m., local time, and at any adjournment or postponement thereof, on all matters coming before said meeting:

1.	ELECTION OF DIRECTORS Nominees: William L. Asmundson and James J. Loughlin (Mark only one of the following boxes.)

VOTE FOR all nominees listed above, ☐ except vote withheld as to the following nominees (if any):	VOTE WITHHELD ☐ from all nominees.

2.	In their discretion, upon any other business that may properly come before the meeting or any adjournment or postponement thereof.

(Continue and sign on other side)

(Continue and sign on other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES OF THE BOARD OF DIRECTORS.

The undersigned acknowledges receipt of the accompanying Proxy Statement dated October [          ], 2007.

Dated:   , 2007

Signature of Shareholder(s)

(When signing as attorney, trustee, executor, administrator, guardian, corporate officer, etc., please give full title. If more than one trustee, all should sign. Joint owners must each sign.)

Please date and sign exactly as name appears above.

I plan ☐ I do not plan ☐ to attend the Annual Meeting.